Exhibit 4.3 - Convertible Note

Principal amount:  $156,309.05                                                                Date:  October 15, 2005

FOR VALUE RECEIVED, the undersigned, Sports-stuff.com Inc. (a Nevada Corporation) with offices at 50 W. Liberty Street, Suite 880, Reno, Nevada 89501 (herein called the “Maker”), hereby promises to pay to the order of Feed Me Sports Inc. (a Canadian Corporation) the sum of One Hundred Fifty Six Thousand Three Hundred Nine and 05/100 Dollars ($156,309.05) such sum with interest thereon.  Said sum shall be paid in the following manner:

On or before October 15, 2005 the sum of $156,309.05.  Such sum may be converted into a number of shares to be determined as of the date of conversion based upon the current market prices.

The term of this note is subject to any prepayment or written waiver.

This note may be prepaid, at any time, in whole or in part, without penalty.

Any balance due and owing on this note shall be at the option of any holder thereof immediately due and payable upon the occurrence of any of the following:

1)           Failure to make any payment due hereunder on or before its due date, and following notice of breach and opportunity to cure.

2)           Upon the death, incapacity, dissolution or liquidation of any of the undersigned, or any endorser, guarantor to surety hereto.

3)           Upon the filing by any of the undersigned of an assignment for the benefit of creditors, bankruptcy or other form of insolvency, or by suffering an involuntary petition in bankruptcy or receivership not vacated within thirty (30) days.

In the event this note shall is placed for collection upon default, then the undersigned agree to pay all reasonable attorney fees and costs of collection, and interest at the rate of 6% per annum on all amounts due and owing as of the date of default.  All payments hereunder shall be made to such address as may from time to time be designated by any holder.

The undersigned and all other parties to this note, whether as endorsers, guarantors or sureties, agree to remain fully bound until this note shall be fully paid and waive demand, presentment and protest and all notices hereto and further agree to remain bound notwithstanding any extension, modification, waiver, or other indulgence or discharge or release of any obligor hereunder. No modification or indulgence by any holder hereof shall be binding unless in writing; and any indulgence on any one occasion shall not be an indulgence for any other or future occasion. Any modification or change in terms, hereunder granted by any holder hereof, shall be valid and binding upon each of the undersigned, notwithstanding the acknowledgement of any of the undersigned, and each of the undersigned does hereby irrevocably grant to each of the others a power of attorney to enter into any such modification on their behalf.  The rights of any holder hereof shall be cumulative and not necessarily successive.

This note shall take effect as a sealed instrument and shall be construed, governed and enforced in accordance with the laws of the State of Nevada.

Maker:                                                                           Sports-Stuff.com Inc.

By:

Payee:                                                                Feed Me Sports Inc.

By:

Assignee:                                                                Sports-Stuff.com Inc.

By: